Exhibit 99.1

NEWS RELEASE
Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS STRONG
THIRD QUARTER FISCAL 2013 EARNINGS;
RAISES FISCAL YEAR 2013 GUIDANCE

•	Net sales for third quarter fiscal year 2013 increased 8% to $890.6 million

•	Operating income for third quarter fiscal year 2013 increased 14% to $134.4 million, reflecting an operating margin of 15%

•
Income from continuing operations for third quarter fiscal year 2013 was $75.2 million, or $1.43 per diluted share, which included integration costs of $0.3 million pre-tax and a $2.0 million pre-tax charge ($0.02 per diluted share) for early retirement incentives offered to certain Triumph Aerostructures employees. Excluding integration costs and the early retirement incentives, earnings per share from continuing operations increased 13% to $1.46 per diluted share

•	Year-to-date cash flow from operations before pension contributions of $103.8 million was $334.4 million

•	Completed acquisition of Embee, Inc. and signed agreement to acquire business of Goodrich Pump and Engine Control Systems

Berwyn, PA - January 30, 2013- Triumph Group, Inc. (NYSE: TGI) today reported that net sales for the third quarter of fiscal year ending March 31, 2013 totaled $890.6 million, an eight percent increase from last year's third quarter net sales of $826.0 million. Substantially all of the sales growth for the quarter was organic.

Income from continuing operations for the third quarter of fiscal year 2013 was $75.2 million, or $1.43 per diluted share, versus $65.9 million, or $1.27 per diluted share, for the third quarter of the prior year. The quarter's results included approximately $0.3 million pre-tax ($0.2 million after tax) of integration costs related to the acquisition of Vought Aircraft Industries (now Triumph Aerostructures-Vought Aircraft Division). In addition, the third quarter results included a charge of $2.0 million pre-tax ($1.3 million after tax or $0.02 per diluted share) for early retirement incentives offered to certain Triumph Aerostructures employees. The prior fiscal year's quarter included $2.1 million pre-tax ($1.4 million after tax) of integration costs associated with the Vought acquisition. Excluding integration costs and the early retirement incentives, income from continuing operations for the quarter was $76.7 million, or $1.46 per diluted share. The number of shares used in computing diluted earnings per share for the third quarter of fiscal year 2013 was 52.5 million shares.

Net sales for the first nine months of fiscal year 2013 were $2.716 billion, a ten percent increase from net sales of $2.462 billion last fiscal year. Income from continuing operations for the first nine months of fiscal year 2013 increased thirty-two percent to $231.7 million, or $4.43 per diluted share, versus $175.4 million, or $3.39 per diluted share, in the prior year period. The year-to-date results included $2.2 million pre-tax ($1.4 million after tax or $0.03 per diluted share) of integration expenses related to the Vought acquisition and charges of $5.1 million pre-tax ($3.3 million after tax or $0.06 per diluted share) for early retirement incentives. The prior fiscal year's period included $3.7 million pre-tax ($2.4 million after tax) of integration expenses associated with the Vought acquisition. Excluding these costs, income from continuing operations for the nine months of fiscal year 2013 was $236.4 million, or $4.52 per diluted share.

During the nine months ended December 31, 2013, the company generated $334.4 million of cash flow from operations before Triumph Aerostructures' pension contributions of $103.8 million; after these contributions, cash flow from operations was $230.6 million.

Segments

Aerostructures

The Aerostructures segment reported net sales for the quarter of $676.8 million compared to $626.0 million in the prior year period, an increase of eight percent, all of which was organic. Operating income for the third quarter of fiscal year 2013 was $117.5 million compared to $103.9 million for the prior year period, an increase of thirteen percent and included a net unfavorable cumulative catch-up adjustment on long-term contracts of $5.5 million. As a result of improved execution and synergy realization, the segment's operating margin for the quarter was seventeen percent.

Aerospace Systems

The Aerospace Systems segment reported net sales for the quarter of $141.1 million compared to $133.3 million in the prior year period, an increase of six percent, substantially all of which was organic. Operating income for the third quarter of fiscal year 2013 was $20.6 million compared to $18.6 million for the prior year period, an increase of ten percent. Operating margin for the quarter was fifteen percent. The segment's operating results included $0.7 million of costs associated with Hurricane Sandy and $0.9 million of legal expenses associated with the previously reported trade secret litigation.

Aftermarket Services

The Aftermarket Services segment reported net sales for the quarter of $74.6 million compared to $68.6 million in the prior year period, an increase of nine percent, substantially all of which was organic. Operating income for the third quarter of fiscal year 2013 was $9.9 million compared to $6.9 million for the prior year period, an increase of forty-two percent. Operating margin for the quarter was thirteen percent, a 310 basis points improvement over the prior year.

Outlook

Commenting on the company's performance and its outlook for fiscal year 2013, Jeffry D. Frisby, Triumph's President and Chief Executive Officer, said, “We continued our strong performance during the third quarter delivering increased revenue, operating income growth and year-over-year operating margin expansion across all three of our business segments. We continued to execute well and generate significant cash flow. Strategically, we completed the acquisition of Embee, Inc. and signed an agreement to acquire Goodrich Pump and Engine Control Systems. In addition to providing a better balance within our business, both of these acquisitions advance our technical capabilities and will significantly enhance our ability to offer additional solutions to our customers. We expect this momentum to carry on into our fourth quarter and are confident of our ability to deliver long-term growth and profitability.”

“Based on the strong year-to-date performance, current production rates, and a weighted average share count of 52.5 million shares, we project sales for fiscal year 2013 to be approximately $3.65 billion and are raising our full year earnings guidance to earnings per share from continuing operations of approximately $6.05 per diluted share, which includes the benefit of the retroactive reinstatement of the research and development tax credit and excludes integration costs and early retirement incentives.”

As previously announced, Triumph Group will hold a conference call tomorrow at 8:30 a.m. (ET) to discuss the fiscal year 2013 third quarter results. The conference call will be available live and archived on the company's website at http://www.triumphgroup.com. A slide presentation will be included with the audio portion of the webcast. An audio replay will be available from January 31st to February 7th by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1602339.

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems. The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company's website at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about future aerospace market conditions, aircraft production rates, financial and operational performance, revenue and earnings growth, and earnings results for fiscal 2013. All forward-looking statements involve risks and uncertainties which could affect the company's actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.

Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph's reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING PAGES

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
CONDENSED STATEMENTS OF INCOME	2012	2011	2012	2011

Net sales	$890,565	$825,962	$2,716,434	$2,461,553

Operating income, before integration costs and early retirement incentives	136,639	119,735	425,611	335,175
Integration costs	250	2,095	2,227	3,699
Early retirement incentives expense	2,030	—	5,137	—
Operating income	134,359	117,640	418,247	331,476

Interest expense and other	16,767	14,543	50,667	58,676
Income tax expense	42,369	37,194	135,834	97,429

Income from continuing operations	75,223	65,903	231,746	175,371
Loss from discontinued operations, net of tax	—	—	—	(765)

Net income	$75,223	$65,903	$231,746	$174,606

Earnings per share - basic:

Income from continuing operations	$1.51	$1.35	$4.67	$3.60
Loss from discontinued operations	—	—	—	(0.02)
Net income	$1.51	$1.35	$4.67	$3.59	*

Weighted average common shares outstanding - basic	49,750	48,912	49,608	48,692

Earnings per share - diluted:

Income from continuing operations	$1.43	$1.27	$4.43	$3.39
Loss from discontinued operations	—	—	—	(0.01)
Net income	$1.43	$1.27	$4.43	$3.38

Weighted average common shares outstanding - diluted	52,464	51,968	52,343	51,689

Dividends declared and paid per common share	$0.04	$0.04	$0.12	$0.10

*	Difference due to rounding.

-More-

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except per share data)

BALANCE SHEET	Unaudited	Audited
	December 31	March 31,
	2012	2011
Assets
Cash and cash equivalents	$33,452	$29,662
Accounts receivable, net	322,144	440,608
Inventory, net of unliquidated progress payments of $141,283 and $164,450	937,796	817,956
Rotable assets	35,392	34,554
Deferred income taxes	53,226	72,377
Prepaid and other current assets	18,145	23,344
Current assets	1,400,155	1,418,501

Property and equipment, net	770,110	733,380
Goodwill	1,593,120	1,546,138
Intangible assets, net	883,127	829,676
Other, net	58,208	26,944

Total assets	$4,704,720	$4,554,639

Liabilities & Stockholders' Equity
Current portion of long-term debt	$133,951	$142,237
Accounts payable	246,092	266,124
Accrued expenses	236,124	311,620
	616,167	719,981

Long-term debt, less current portion	1,040,954	1,016,625
Accrued pension and post-retirement benefits, noncurrent	571,702	700,125
Deferred income taxes, noncurrent	327,126	188,252
Other noncurrent liabilities	120,685	136,287

Stockholders' Equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 50,109,935 and 49,590,273 shares issued	50	50
Capital in excess of par value	842,485	833,935
Treasury stock, at cost, 0 and 58,533 shares	—	(1,716)
Accumulated other comprehensive income	(8,560)	(9,306)
Retained earnings	1,194,111	970,406
Total stockholders' equity	2,028,086	1,793,369

Total liabilities and stockholders' equity	$4,704,720	$4,554,639
-More-

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

SEGMENT DATA	Three Months Ended				Nine Months Ended
	December 31,				December 31,
	2012		2011		2012		2011
Net Sales:
Aerostructures	$676,791		$626,045		$2,060,622		$1,857,328
Aerospace Systems	141,059		133,291		431,710		400,076
Aftermarket Services	74,587		68,640		230,625		209,555
Elimination of inter-segment sales	(1,872)		(2,014)		(6,523)		(5,406)
	$890,565		$825,962		$2,716,434		$2,461,553

Operating Income (Loss):
Aerostructures	$117,450		$103,947		$358,972		$284,410
Aerospace Systems	20,562		18,623		69,739		63,684
Aftermarket Services	9,856		6,917		32,430		20,893
Corporate	(13,509)	2	(11,847)		(42,894)	2	(37,511)
	$134,359	1	$117,640	3	$418,247	1	$331,476	3

Depreciation and Amortization:
Aerostructures	$24,180		$22,476		$72,133		$66,258
Aerospace Systems	4,707		4,296		13,670		12,963
Aftermarket Services	2,283		2,431		6,897		7,202
Corporate	1,162		928		3,445		2,641
	$32,332		$30,131		$96,145		$89,064

Amortization of Acquired Contract Liabilities:
Aerostructures	$(6,219)		$(4,994)		$(19,774)		$(18,504)

Capital Expenditures:
Aerostructures	$19,740		$16,794		$66,165		$38,519
Aerospace Systems	4,461		4,009		11,060		10,523
Aftermarket Services	3,336		2,500		10,811		5,833
Corporate	926		1,459		1,620		4,036
	$28,463		$24,762		$89,656		$58,911

1
Includes $250 and $2,227 of integration expenses primarily associated with the integration of Vought, for the three and nine months ended December 31, 2012, respectively, primarily in the Aerostructures segment.

2	Includes $2,030 and $5,137 of early retirement incentives due to defined benefit plan amendments for the three and nine months ended December 31, 2012, respectively.
3	Includes $2,095 and $3,699 of integration expenses associated with the acquisition of Vought for the three and nine months ended December 31, 2011, respectively.
-More-

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. In accordance with Securities and Exchange Commission (the "SEC") guidance on Compliance and Disclosure Interpretations, we also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is EBITDA, which is our income from continuing operations before interest, income taxes, amortization of acquired contract liabilities, early retirement incentives, depreciation and amortization. We disclose EBITDA on a consolidated and an operating segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

We view EBITDA as an operating performance measure and, as such, we believe that the GAAP financial measure most directly comparable to it is income from continuing operations. In calculating EBITDA, we exclude from income from continuing operations the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. EBITDA is not a measurement of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss), income from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on EBITDA as a substitute for any GAAP financial measure, including net income (loss) or income from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of EBITDA to income from continuing operations set forth below,  in our earnings releases and in other filings with the SEC and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the GAAP financial information with our EBITDA.

EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 15 years expanding our product and service capabilities partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our income from continuing operations has included significant charges for depreciation and amortization. EBITDA excludes these charges and provides meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of EBITDA helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe EBITDA is a measure of our ongoing operating performance because the isolation of non-cash income and expenses, such as amortization of acquired contract liabilities, depreciation and amortization, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on EBITDA to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our income from continuing operations to calculate EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to income from continuing operations:

•
Early retirement incentives may be useful to investors to consider because it represents the current period impact of the change in defined benefit obligation due to the reduction in future service costs. We do not believe these charges (gains) necessarily reflect the current and ongoing cash earnings related to our operations.

 -More-

(Continued)
FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

•
Amortization of acquired contract liabilities may be useful for investors to consider because it represents the non-cash earnings on the fair value of below market contracts acquired through the acquisition of Vought. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•
Amortization expenses may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights and licenses. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
Depreciation may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•
The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.

•
Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business.  However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

The following table shows our EBITDA reconciled to our income from continuing operations for the indicated periods:

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):
Income from continuing operations	$75,223	$65,903	$231,746	$175,371

Add-back:
Income tax expense	42,369	37,194	135,834	97,429
Interest expense and other	16,767	14,543	50,667	58,676
Early retirement incentives expense	2,030	—	5,137	—
Amortization of acquired contract liabilities	(6,219)	(4,994)	(19,774)	(18,504)
Depreciation and amortization	32,332	30,131	96,145	89,064

Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$162,502	$142,777	$499,755	$402,036

Net sales	$890,565	$825,962	$2,716,434	$2,461,553

EBITDA Margin	18.2%	17.3%	18.4%	16.3%
-More-

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended December 31, 2012
		Segment Data
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations

Income from continuing operations	$75,223

Add-back:
Income tax expense	42,369
Interest expense and other	16,767

Operating income	$134,359	$117,450	$20,562	$9,856	$(13,509)

Early retirement incentives expense	2,030	—	—	—	2,030
Amortization of acquired contract liabilities	(6,219)	(6,219)	—	—	—
Depreciation and amortization	32,332	24,180	4,707	2,283	1,162

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (EBITDA):	$162,502	$135,411	$25,269	$12,139	$(10,317)

Net sales	$890,565	$676,791	$141,059	$74,587	$(1,872)

EBITDA Margin	18.2%	20.0%	17.9%	16.3%	n/a

	Nine Months Ended December 31, 2012
		Segment Data
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations

Income from continuing operations	$231,746

Add-back:
Income tax expense	135,834
Interest expense and other	50,667

Operating income (loss)	$418,247	$358,972	$69,739	$32,430	$(42,894)

Early retirement incentives expense	5,137	—	—	—	5,137
Amortization of acquired contract liabilities	(19,774)	(19,774)	—	—	—
Depreciation and amortization	96,145	72,133	13,670	6,897	3,445

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$499,755	$411,331	$83,409	$39,327	$(34,312)

Net sales	$2,716,434	$2,060,622	$431,710	$230,625	$(6,523)

EBITDA Margin	18.4%	20.0%	19.3%	17.1%	n/a

-More-

(Continued)
 FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended December 31, 2011
		Segment Data
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate/Eliminations

Income from continuing operations	$65,903

Add-back:
Income tax expense	37,194
Interest expense and other	14,543

Operating income (loss)	$117,640	$103,947	$18,623	$6,917	$(11,847)

Amortization of acquired contract liabilities	(4,994)	(4,994)	—	—	—
Depreciation and amortization	30,131	22,476	4,296	2,431	928

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$142,777	$121,429	$22,919	$9,348	$(10,919)

Net sales	$825,962	$626,045	$133,291	$68,640	$(2,014)

EBITDA Margin	17.3%	19.4%	17.2%	13.6%	n/a

	Nine Months Ended December 31, 2011
		Segment Data
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Income from continuing operations	$175,371

Add-back:
Income tax expense	97,429
Interest expense and other	58,676

Operating income (loss)	$331,476	$284,410	$63,684	$20,893	$(37,511)

Amortization of acquired contract liabilities	(18,504)	(18,504)	—	—	—
Depreciation and amortization	89,064	66,258	12,963	7,202	2,641

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization ("EBITDA")	$402,036	$332,164	$76,647	$28,095	$(34,870)

Net sales	$2,461,553	$1,857,328	$400,076	$209,555	$(5,406)

EBITDA Margin	16.3%	17.9%	19.2%	13.4%	n/a

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Operating income, income from continuing operations and income from continuing operations diluted per share, before integration costs and early retirement incentives has been provided for consistency and comparability. These measures should not be considered in isolation or as alternatives to operating income, income from continuing operations and income from continuing operations per diluted share presented in accordance with GAAP. The following table reconciles operating income, income from continuing operations and income from continuing operations per diluted share, before integration costs and early retirement incentives to the operating income, income from continuing operations and income from continuing operations per diluted share, respectively.

	Three Months Ended				Nine Months Ended
	December 31,				December 31,
	2012		2011		2012	2011
Operating income, before integration costs and early retirement incentives	$136,639		$119,735		$425,611	$335,175
Integration costs	250		2,095		2,227	3,699
Early retirement incentives expense	2,030		—		5,137	—
Operating income	134,359		117,640		418,247	331,476

Income from continuing operations, before integration costs and early retirement incentives	76,671		67,254		236,422	177,757
Integration costs, net of tax	159		1,351		1,414	2,386
Early retirement incentives expense, net of tax	1,289		—		3,262	—
Income from continuing operations	$75,223		$65,903		$231,746	$175,371

Income from continuing operations, before integration costs and early retirement incentives per diluted share	$1.46		$1.29		$4.52	$3.44
Integration costs per diluted share	—		(0.03)		(0.03)	(0.05)
Early retirement incentives expense per diluted share	(0.02)		—		(0.06)	—
Income from continuing operations per diluted share	$1.43	^	$1.27	^	$4.43	$3.39
^ Difference due to rounding.

-More-

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES
(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Cash provided by operations, before pension contributions has been provided for consistency and comparability. We also use free cash flow available for debt reduction as a key factor in planning for and consideration of strategic acquisitions, stock repurchases and the repayment of debt. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The following table reconciles cash provided by operations, before pension contributions to cash provided by operations, as well as cash provided by operations to free cash flow available for debt reduction.

	Nine Months Ended
	December 31,
	2012	2011

Cash provided by operations, before pension contributions	$334,431	$241,545
Pension contributions	103,805	97,730
Cash provided by operations	230,626	143,815
Less:
Capital expenditures	89,656	58,911
Dividends	6,001	4,920
Free cash flow available for debt reduction	$134,969	$79,984

We use "Net Debt to Capital" as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	December 31,	March 31,
	2012	2012

Calculation of Net Debt
Current portion	$133,951	$142,237
Long-term debt	1,040,954	1,016,625
Total debt	1,174,905	1,158,862
Less: Cash	33,452	29,662
Net debt	$1,141,453	$1,129,200

Calculation of Capital
Net debt	$1,141,453	$1,129,200
Stockholders' equity	2,028,086	1,793,369
Total capital	$3,169,539	$2,922,569

Percent of net debt to capital	36.0%	38.6%

#######